UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2017

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2017, Noble Energy, Inc. (Noble Energy, we, us or our) entered into a purchase and sale agreement (the Agreement) with HG Energy II Appalachia, LLC, ( HG Energy), pursuant to which we agreed to sell all of our upstream assets in northern West Virginia and southern Pennsylvania (the Divestment Assets) for a total amount of $1.225 billion, subject to customary closing price adjustments. Under the terms of the Agreement, $1.125 billion, reduced for customary adjustments, would be paid to us at closing. A contingent amount of up to $100 million, structured as three separate payments of $33.3 million, would be paid to us if, in any of the three measurement years from 2018 through 2020, the reported average Appalachia Dominion, South Point index price for natural gas is equal to or exceeds $3.30 per million Btu. The effective date of the transaction is January 1, 2017. We expect the transaction to close by the end of the second quarter of 2017 and to use proceeds from the transaction to pay down debt under our unsecured revolving credit facility.

The consummation of the transaction contemplated by the Agreement is subject to certain specified closing conditions, including receipt of regulatory approvals, no material claims prohibiting the transaction, election to terminate due to excess casualty loss, title and environmental defects, preferential rights and third-party consents and the receipt of certain deliverables.

The Agreement contains representations, warranties and indemnifications of the parties customary for transactions of this type. Until the consummation of the transaction contemplated by the Agreement, we have agreed, subject to certain exceptions, to conduct our business with respect to the Divestment Assets in the ordinary course consistent with past practice.

The Agreement also contains certain termination rights for HG Energy and us customary for transactions of this type.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed with the Securities and Exchange Commission as Exhibit 2.1 and incorporated herein by reference.

The representations, warranties and covenants obtained in the Agreement were made only for purposes of the Agreement as of the specific dates therein, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Noble Energy’s public disclosures.

Item 2.06 Material Impairments.

The aggregate net book value of properties being sold was approximately $3.3 billion as of March 31, 2017. As a result, we expect to recognize an estimated loss of approximately $2.2 billion during second quarter 2017.

Item 7.01 Regulation FD.

Noble Energy issued a press release dated May 2, 2017, announcing that we had signed an agreement to sell all of our upstream assets in northern West Virginia and southern Pennsylvania. A copy of our press release is furnished as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1 Purchase and Sale Agreement among Noble Energy, Inc. and HG Energy II Appalachia, LLC dated May 1, 2017

99.1 Press release issued by Noble Energy, Inc., dated May 2, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	May 5, 2017	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Purchase and Sale Agreement among Noble Energy, Inc. and HG Energy II Appalachia, LLC dated May 1, 2017.
99.1	Press release issued by Noble Energy, Inc., dated May 2, 2017.